EXHIBIT 4.7

SEE SECTION 20 REGARDING NOTICE TO COMPANY
OF DISCLOSURE OF CONFIDENTIAL INFORMATION

INTERNATIONAL FLAVORS & FRAGRANCES INC.

$50,000,000 5.89% Series A Senior Notes,
due July 12, 2009

$100,000,000 5.96% Series B Senior Notes,
due July 12, 2011

$100,000,000 6.05% Series C Senior Notes,
due July 12, 2013

$125,000,000 6.14% Series D Senior Notes,
due July 12, 2016

________________

NOTE PURCHASE AGREEMENT
________________

Dated as of July 12, 2006

                                                                                                                                                                          Page

i

(continued)

10.	Negative Covenants	23

(continued)

(continued)

Schedules and Exhibits

SCHEDULE A              —       INFORMATION RELATING TO PRUCHASERS

SCHEDULE B              —        DEFINED TERMS

SCHEDULE 4.9            —       CHANGES IN CORPORATE STRUCTURE

SCHEDULE 5.4            —       MATERIAL SUBSIDIARIES OF THE COMPANY, OWNERSHIP OF
                                 MATERIAL SUBSIDIARY STOCK, AFFILIATES

SCHEDULE 5.5            —       FINANCIAL STATEMENTS

SCHEDULE 5.8            —       LITIGATION

SCHEDULE 5.11          —       LICENSES, PERMITS, ETC.

SCHEDULE 5.14          —       USE OF PROCEEDS

SCHEDULE 5.15           —       EXISTING DEBT

SCHEDULE 5.18          —       ENVIRONMENTAL MATTERS

EXHIBIT 1        —       FORM OF 5.89% SERIES A SENIOR NOTE DUE JULY 12, 2009

EXHIBIT 2        —       FORM OF 5.96% SERIES B SENIOR NOTE DUE JULY 12, 2011

EXHIBIT 3        —       FORM OF 6.05% SERIES C SENIOR NOTE DUE JULY 12, 2013

EXHIBIT 4        —       FORM OF 6.14% SERIES D SENIOR NOTE DUE JULY 12, 2016

EXHIBIT 4.4(a)       —      FORM OF OPINION OF GENERAL COUNSEL TO THE COMPANY

EXHIBIT 4.4(b)       —      FORM OF OPINION OF GENERAL COUNSEL TO THE COMPANY

EXHIBIT 4.4(c)       —      FORM OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS

v

INTERNATIONAL FLAVORS & FRAGRANCES INC.
521 W. 57TH STREET
NEW YORK, NY10019

$50,000,000 5.89% SERIES A SENIOR NOTES,
DUE JULY 12, 2009
$100,000,000 5.96% SERIES B SENIOR NOTES,
DUE JULY 12, 2011
$100,000,000 6.05% SERIES C SENIOR NOTES,
DUE JULY 12, 2013
$125,000,000 6.14% SERIES D SENIOR NOTES,
DUE JULY 12, 2016

Dated as of
July 12, 2006

TO THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:

International Flavors & Fragrances Inc., a New York corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement as follows:

1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of the following Senior Notes:

Issue	Series	Aggregate Principal Amount	Interest Rate	Maturity Date
Senior Notes	Series A	$50,000,000	5.89%	July 12, 2009
Senior Notes	Series B	$100,000,000	5.96%	July 12, 2011
Senior Notes	Series C	$100,000,000	6.05%	July 12, 2013
Senior Notes	Series D	$125,000,000	6.14%	July 12, 2016

The Senior Notes described above are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time and any such notes issued in substitution therefor pursuant to Section 13 of this Agreement).

The Series A Notes, Series B Notes, Series C Notes and Series D Notes shall be substantially in the form set out in Exhibit 1, Exhibit 2, Exhibit 3 and Exhibit 4, respectively, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the Series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York at 10:00 a.m. Eastern time, at a closing (the “Closing”) on July 12, 2006 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (such date, the “Closing Date”). On the Closing Date, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) of the Series purchased by such Purchaser dated the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the instructions provided by the Company pursuant to Section 4.10. If, on the Closing Date, the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

The obligation of the Company to deliver Notes to each Purchaser on the Closing Date is subject to the Company receiving the purchase price therefor. Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1.    Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be correct as of such earlier date).

4.2.    Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.4 or Section 10.6 hereof had such Sections applied since such date.

4.3.    Compliance Certificates.

(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4.    Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from Jodie Simon Friedman, Deputy General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Cravath, Swaine & Moore LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (c) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.    Purchase Permitted By Applicable Law, Etc.

On the Closing Date such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

4.6.    Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.    Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

4.8.    Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Notes.

4.9.    Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or, except as reflected in Schedule 4.9, been a party to any merger or consolidation, or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.    Funding Instructions.

At least two Business Days prior to the Closing Date, each Purchaser shall have received written instructions from the Company including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for such Purchaser’s Notes is to be deposited.

4.11.    Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1.    Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.    Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.    Disclosure.

The Company, through its agent, Banc of America Securities LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated June 13, 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company pursuant to this Agreement and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)    Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Material Subsidiaries, showing, as to each Material Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Material Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b)    All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company and its Material Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)    Each Material Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)    No Material Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Material Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Subsidiary.

5.5.    Financial Statements; Material Liabilities.

The Company has furnished to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).

5.6.    Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under (i), any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected except as would not reasonably be expected to have a Material Adverse Effect or (ii) any corporate charter or by-laws, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary except for such conflicts or breaches as would not reasonably be expected to have a Material Adverse Effect, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except for such violations as would not reasonably be expected to have a Material Adverse Effect.

5.7.    Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes except for any such consent, approval, authorization, registration, filing or declaration the failure to obtain or make which would not reasonably be expected to have a Material Adverse Effect.

5.8.    Litigation; Observance of Agreements, Statutes and Orders.

(a)    Except as set forth in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, are there any investigations pending or threatened, in each case against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.    Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the failure to pay which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2001.

5.10.    Title to Property; Leases.

The Company and its Subsidiaries have good title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.    Licenses, Permits, Etc.

Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known Material conflict with the rights of others;

(a)    to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(b)    to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.    Compliance with ERISA.

(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as do not currently constitute and would not reasonably be expected to result in a Material Adverse Effect. Other than obligations to employees and retirees under defined benefit plans, if any, neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.    Private Offering by the Company.

Neither the Company nor anyone acting on the Company’s behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 40 other accredited investors (as defined in Section 6.2), each of which has been offered the Notes in connection with a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14.    Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to refinance the existing Debt described in Schedule 5.14 and for general corporate purposes of the Company. Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the term “margin stock” shall have the meaning assigned to it in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

5.15.    Existing Debt; Future Liens.

(a)    Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding items of Debt of the Company and its Subsidiaries as of

May 31, 2006 in excess of $15,000,000, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on the Debt of the Company and its Subsidiaries described on Schedule 5.15, and no event or condition exists with respect to such Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary described in Schedule 5.15, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except as specifically indicated in Schedule 5.15.

5.16.    Foreign Assets Control Regulations, Etc.

(a)    Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)    Neither the Company nor any Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or, to the knowledge of the Company, engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17.    Status under Certain Statutes.

Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Federal Power Act, as amended.

5.18.    Environmental Matters.

Except as set forth in Schedule 5.18:

(a)    neither the Company nor any Subsidiary has knowledge of any liability or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

(b)    neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

(c)    neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

(d)    all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

5.19.    Notes Rank Pari Passu.

The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Debt (actual or contingent) of the Company, including, without limitation, all senior unsecured Debt of the Company described in Schedule 5.15 hereto.

6.	REPRESENTATIONS OF THE PURCHASER.

6.1.    Purchase for Investment.

(a)    Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds that are “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act), in each case for which it manages some or all of the investments thereof, for investment, and not with a view to the distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register the Notes.

(b)    Each Purchaser agrees to the imprinting, so long as required by law, of a legend on the Notes to the following effect:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THIS NOTE.”

6.2.    Accredited Investor.

Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes. The financial position of each Purchaser is such that it can afford to bear the economic risk of holding the Notes. Each Purchaser can afford to suffer the complete loss of its investment in the Notes. The knowledge and experience of each Purchaser in financial and business matters is such that it is capable of evaluating the risks of the investment in the Notes. Each Purchaser acknowledges that no representations, express or implied, are being made with respect to the Company or the Subsidiaries, the Notes or otherwise, other than those expressly set forth herein or contemplated hereby.

6.3.    Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption

(“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s)

whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has previously been identified to the Company in writing pursuant to this clause (g); or

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.    Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)    Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year),

(i)    an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)    unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the posting through an Electronic Distribution Service (and the sending of a notification of such posting via email to each holder of Notes that is an Institutional Investor) within the time period specified above of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)    Annual Statements -- within 105 days after the end of each fiscal year of the Company,

(i)    a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)    consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the posting through an Electronic Distribution Service (and the sending of a notification of such posting via email to each holder of Notes that is an Institutional Investor) within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)    SEC and Other Reports -- except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available and, to the extent applicable, the Company will make the following items available to each holder of Notes that is an Institutional Investor by posting the same through an Electronic Distribution Service (and sending a notification of such posting via email to each such Institutional Investor): (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material and (iii) the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act;

(d)    Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Senior Financial Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    ERISA Matters -- at any time that the Company is not a reporting company under the Exchange Act, promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)    Notices from Governmental Authority -- at any time that the Company is not a reporting company under the Exchange Act, promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(g)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries to the extent relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any holder of Notes that is an Institutional Investor or such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes; provided, that nothing in this Section 7.1(g) shall obligate the Company or any Subsidiary to disclose to any such Institutional Investor information the disclosure of which would (i) be a violation of any applicable law, statute or regulation of any Governmental Authority applicable to the Company or Subsidiary disclosing such information or (ii) be a breach of any contractual agreement (other than any such agreement entered into in contemplation of this subclause (ii) or any request for information under Section 7.1(g)) regarding confidentiality of information to which the Company or Subsidiary disclosing such information is a party; provided, further that the Company agrees to work with each such Institutional Investor and any prospective transferee of it Notes with respect to any request for information under this Section 7.1(g), in good faith, to attempt to resolve any impediment to such disclosure raised by clause (i) or clause (ii) hereof.

7.2.    Officer’s Certificate; Reconciliation upon Change in GAAP.

Together with each set of financial statements made available to a holder of Notes that is an Institutional Investor in accordance with Section 7.1(a) or Section 7.1(b) hereof, the Company shall make available to such holder (in the same manner in which such financial statements were made available to such holder or as otherwise provided for the giving of notices in Section 18.1):

(a)    a certificate of a Senior Financial Officer setting forth:

(i)    Covenant Compliance -- the information required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.4 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(ii)    Event of Default -- a statement that such officer has reviewed the relevant terms hereof and such review shall not have disclosed the existence during the quarterly or annual period covered by the statements then being furnished of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(b)    a reconciliation reflecting the effect on such financial statements of using GAAP as in effect immediately prior to any change in GAAP referred to in the proviso to the definition of “GAAP”.

7.3.    Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)    No Default -- if no Default or Event of Default then exists, at the expense of such holder, upon at least 10 days prior written notice to the Company and not more than once in each fiscal year of the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (in the presence of an officer of the Company, if requested by the Company), and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all such visitations and discussions to occur during normal business hours; and

(b)    Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PAYMENT OF THE NOTES.

8.1.    Payment at Maturity.

(a)    The entire unpaid principal amount of the Series A Notes shall become due and payable on July 12, 2009.

(b)    The entire unpaid principal amount of the Series B Notes shall become due and payable on July 12, 2011.

(c)    The entire unpaid principal amount of the Series C Notes shall become due and payable on July 12, 2013.

(d)    The entire unpaid principal amount of the Series D Notes shall become due and payable on July 12, 2016.

8.2.    Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the original aggregate principal amount of the Notes in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial

Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.    Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to the provisions of Section 8.2, the principal amount of the Notes shall be allocated among all the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

8.4.    Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to Section 8.2 or Section 8.7, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and, in the case of any prepayment pursuant to Section 8.2, the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.    Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes of any Series made by the Company or an Affiliate pro rata to the holders of the Notes of such Series upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.    Make-Whole Amount.

The term “Make-Whole Amount” means with respect to any Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX-1” on the Bloomberg Financial Market Service (or such other information service as may replace Bloomberg) for actively traded U.S. Treasury securities, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication). In either case, the yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly on a straight line basis between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7.    Prepayment at Par Upon the Sale of Certain Assets.

(a)    Notice and Offer. In the event the Company or any Subsidiary elects to prepay or retire Senior Debt with the net proceeds of any sale, lease or other disposition of assets in accordance with Section 10.4(b), the Company will give written notice thereof to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay (the “Asset Sale Prepayment Offer”), at the election of each holder, a portion of the aggregate principal amount of the Notes held by such holder equal to such holder’s Ratable Portion of such net proceeds being applied by the Company and its Subsidiaries to the prepayment or retirement of Senior Debt on a date specified in such notice (the “Asset Sale Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice. If the Asset Sale Prepayment Date shall not be specified in such notice, the Asset Sale Prepayment Date shall be the fortieth (40th) day after the date of such notice.

(b)    Acceptance and Payment. To accept such Asset Sale Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than twenty (20) days after the date of receipt of such written notice from the Company, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to be rejection of the Asset Sale Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment shall be due and payable on the Asset Sale Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the aggregate principal amount of such Notes being so prepaid together with interest on such principal amount then being prepaid accrued to the Asset Sale Prepayment Date.

(c)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying:

(i)    the Asset Sale Prepayment Date and the aggregate net proceeds of the sale, lease or other disposition of assets being applied by the Company and its Subsidiaries to the prepayment or retirement of Senior Debt in connection with such offer;

(ii)    that such offer is being made pursuant to Section 8.7 and Section 10.4(b) of this Agreement;

(iii)    the principal amount of each Note offered to be prepaid;

(iv)    the interest that would be due on the principal amount of each such Note offered to be prepaid, accrued to the Asset Sale Prepayment Date; and

(v)    in reasonable detail, the nature of the sale, lease or other disposition of assets giving rise to such offer.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.    Compliance with Law.

Without limiting Section 10.8, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.    Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any failure to maintain insurance that would not reasonably be expected to have a Material Adverse Effect.

9.3.    Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear) in all Material respects, so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.    Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file or cause to be filed all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them, to the extent such taxes, assessments governmental charges or levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.    Corporate Existence, Etc.

Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, to have a Material Adverse Effect.

9.6.    Notes to Rank Pari Passu.

The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

9.7.    Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.    Consolidated Net Debt to Consolidated EBITDA.

The Company will not permit the ratio of Consolidated Net Debt to Consolidated EBITDA (calculated as at the end of each Fiscal Quarter for the Reference Period then ended) to exceed 3.50 to 1.00; provided, however, that such ratio may, subject to the payment of Additional Interest during any Additional Interest Period, exceed 3.50 to 1.00 at the end of any Fiscal Quarter so long as such ratio does not exceed 4.00 to 1 at such time.

10.2.    Subsidiary Debt.

The Company will not at any time permit the aggregate amount of all Subsidiary Debt (other than the Yen Facility Debt) at such time to exceed $670,000,000.

10.3.    Limitation on Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders), except:

(a)    Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)    any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c)    Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business, in each case, not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d)    leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, and Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property or assets;

(e)    Liens securing Debt of a Subsidiary to the Company or to another Subsidiary;

(f)    Liens (i) existing on property at the time of its acquisition, construction or improvement by the Company or a Subsidiary and not created in contemplation thereof; (ii) on property created contemporaneously with its acquisition or within 365 days of the acquisition or completion of construction or improvement thereof to secure the purchase price or cost of construction or improvement thereof; or (iii) existing on property of a Person at the time such Person is consolidated with or merged into the Company or a Subsidiary and not created in contemplation thereof; provided that (A) such Liens shall attach solely to the property acquired, constructed or improved, or to the property that is subject to such Liens at the time such Person shall be so consolidated or merged (as the case may be), (B) the principal amount of the Debt secured by such Lien shall not exceed the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the subject transaction has been delegated by the board of directors of the Company) or, in the case of the foregoing clause (i), if less, the cost of acquisition, construction or improvement of such property, (C) at the time of the incurrence of such Lien, the acquisition of such property or the consolidation or merger of such Person (as the case may be), and after giving effect thereto, no Default or Event of Default would exist, and (D) the aggregate principal amount of Debt secured by such Liens shall not exceed $60,000,000 at any time;

(g)    any extensions, renewals or replacements of any Lien permitted by the preceding subparagraph (f) of this Section 10.3, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(h)    Liens securing Debt of the Company or any Subsidiary not otherwise permitted under this Section 10.3 in an aggregate principal amount not to exceed $120,000,000 at any time.

In the event that any Lien exists on property of the Company or any Subsidiary in violation of this Section 10.3, such violation shall constitute an Event of Default, but the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders may be entitled under applicable law, of an equitable Lien on such property.

10.4.    Sales of Assets.

The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries (including, without limitation, capital stock of Subsidiaries and accounts receivable); provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if (x) such assets are sold in an arm’s-length transaction for Fair Market Value in the ordinary course of business, (y) at the time of such sale, lease or other disposal, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (z) an amount of the net proceeds received from such sale, lease or other disposition at least equal to the Excess Asset Sale Amount shall be used within 365 days of such sale, lease or disposition, in any combination:

(a)    to acquire from Persons that are not Affiliates of the Company or any Subsidiary productive assets used or useful in carrying on the business of the Company and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(b)    to prepay or retire Senior Debt of the Company and/or its Subsidiaries, provided, that the availability under any such Senior Debt so prepaid that constitutes a revolving credit or similar facility is permanently reduced by the amount of such prepayment, and provided further that, in the course of making such application, the Company shall offer to prepay each outstanding Note at par, in accordance with Section 8.7, in a principal amount which equals the Ratable Portion of the holder of such Note with respect to such prepayment or retirement of Senior Debt.

As used in this Section 10.4, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the Disposition Value of such assets, when added to the Disposition Value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive calendar months most recently ended as of the date on which such sale, lease or other disposition is consummated, exceeds 10% of Consolidated Total Assets, determined as of the end of the Fiscal Quarter most recently ended as of such date (the amount of any such excess, subject to the proviso hereto, being referred to herein as the “Excess Asset Sale Amount”); provided that there shall be excluded from any determination of a “substantial part” (i) any sale or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) any transfer of assets from the Company to any Subsidiary or from any Subsidiary to the Company or a Subsidiary, (iii) any sale or transfer of property acquired by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any Subsidiary if the Company or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee and (iv) the Disposition Value of any assets subject to any sale, lease or disposal to the extent that the net proceeds of such transaction are applied to either or both of the applications provided for in clauses (a) and (b) of this Section 10.4.

10.5.    Merger and Consolidation.

The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(a)    any Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (i) the Company or a Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or (ii) any other Person so long as the survivor is the Subsidiary, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.4; and

(b)    the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(i)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the “Successor

Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(ii)    if the Company is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders) and the Successor Corporation shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms; and

(iii)    immediately after giving effect to such transaction no Default or Event of Default would exist.

10.6.    Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to the Company or such Subsidiary, taking such transaction or group of related transactions as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.7.    Nature of Business.

The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

10.8.    Terrorism Sanctions Regulations.

The Company will not, and will not permit any of its Subsidiaries to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or, (b) knowingly engage in any dealings or transactions with any such Person.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)    the Company defaults in the performance of or compliance with any term contained in Section 10; or

(d)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)    (i)    the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium, make-whole amount or interest (in the payment amount of at least $100,000) on any Debt, other than the Notes, that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt other than the Notes in an aggregate principal amount of at least $25,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Debt other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000; or

(g)    the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)    a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)    a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company or any Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii)  the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or the Company or any ERISA Affiliate receives notice from a Multiemployer Plan that action has been taken or threatened by the PBGC to terminate or to appoint a trustee to administer any such Multiemployer Plan, or (v) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.    Acceleration.

(a)    If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)    If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.    Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.    Rescission.

At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.    No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.    Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.    Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

13.3.    Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 in excess of the outstanding principal amount of such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)    in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver not more than 30 days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.    Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office in such jurisdiction of the Company’s Paying Agent (on the date hereof, Bank of America,

N.A.). The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction. Notwithstanding that payments on the Notes will be made by or through the Paying Agent, the Company is and shall remain primarily liable for all of its obligations hereunder and in respect of the Notes.

14.2.    Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.    Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser, and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders

(other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

15.2.    Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.    Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 6 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change in the method of computation of interest results in a decrease in the interest rate) or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.    Solicitation of Holders of Notes.

(a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, or of the Notes.  The

Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)    Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.    Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.    Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by fax if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (with charges prepaid), (b) by a recognized overnight delivery service (charges prepaid) or (c) by a posting through an Electronic Distribution Service, if the sender on the same day sends or causes to be sent notice to each holder of Notes of such posting by electronic mail. Any such notice must be sent:

(i)    if to any Purchaser or its nominee, to such Purchaser or its nominee at the fax number or address or, in the case of clause (c) above, the e-mail address specified for such communications in Schedule A to this Agreement, or at such other address or e-mail address as such Purchaser or nominee shall have specified to the Company in writing pursuant to this Section 18;

(ii)    if to any other holder of any Note, to such holder at such address or, in the case of clause (c) above, such e-mail address as such other holder shall have specified to the Company in writing pursuant to this Section 18; or

(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known (other than through the wrongful disclosure by any Purchaser) or otherwise known to such Purchaser prior to the time of such disclosure from a source other than the Company, its Subsidiaries or any Affiliate or agent of the Company or any Subsidiary known by such Purchaser to be an Affiliate or agent thereof, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or any Affiliate or agent of the Company or any Subsidiary known by such Purchaser to be an Affiliate or agent thereof or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners (including its Securities Valuation Office) or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement; provided, that such Purchaser shall, unless prohibited by law, notify the Company of any disclosure required pursuant to clause (x) or (y) above as far in advance as reasonably practicable to enable the Company to seek a protective order or other appropriate relief. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.    Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.    Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.2 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3.    Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.4.    Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5.    Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7.    Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8.    Jurisdiction and Process; Waiver of Jury Trial.

(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in

Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)    Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*  *  *  *  *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

                              Very truly yours,

                            INTERNATIONAL FLAVORS & FRAGRANCES INC.

                              By
                                            Name:______________________________________________
                                            Title:

Accepted as of the date first written above.

[PURCHASERS]

By_______________________________________
Name:
Title:

Schedule B

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Interest” means, with respect to any Note, additional interest at the rate of 0.75% per annum (75 basis points) added to the stated rate of interest on such Note, which shall accrue and be payable in respect of such Note during each Additional Interest Period on the same dates and in the same manner as all other accrued interest on such Note is payable.

“Additional Interest Period” means the period (a) commencing on (and including) the first day of the Fiscal Quarter following any Reference Period in respect of which the Net Debt to EBITDA Ratio calculated as of the last day of such Reference Period exceeds 3.50 to 1, and (b) ending on (and including) the last day of any subsequent Reference Period in respect of which the Net Debt to EBITDA Ratio calculated as of the last day of such Reference Period does not exceed 3.50 to 1.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include (b) any Person beneficially owning or holding, directly or indirectly, 15% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 15% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement, this” is defined in Section 17.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Asset Sale Prepayment Date” is defined in Section 8.7(a).

“Asset Sale Prepayment Offer” is defined in Section 8.7(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Schedule B-1

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Cash” means, at any time, “cash” (as defined in the Audit and Accounting Guides issued by the American Institute of Certified Public Accountants of the United States of America, as amended from time to time) of the Company or any Subsidiary, including, without limitation, as of the date of this Agreement, currency on hand, demand deposits with financial institutions and other similar deposit accounts.

“Cash Equivalents” means, at any time, “cash equivalents” (as defined in the Audit and Accounting Guides issued by the American Institute of Certified Public Accountants of the United States of America, as amended from time to time) of the Company or any Subsidiary, including, without limitation, as of the date of this Agreement, short term instruments having not more than three months to final maturity and highly liquid instruments readily convertible to known amounts of cash.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph hereof.

“Confidential Information” is defined in Section 20.

“Consolidated Debt” means as of any date of determination the total amount of all Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt for Borrowed Money” of a person means all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such person other than any amounts which would be classified as indebtedness, in accordance with GAAP, which arise under any current or consummated Hedge Agreements.

“Consolidated EBITDA” for the Company and its Subsidiaries shall mean, for any relevant period, the result without duplication of (a) Consolidated Net Income, plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income taxes, (iii) depreciation and amortization expense, (iv) all other non-cash charges and (v) extraordinary or unusual losses, minus (c) extraordinary or unusual gains added in determining Consolidated Net Income for such period, all determined on a consolidated basis in accordance with GAAP; provided that if, during any period for which Consolidated EBITDA is being determined, the Company or a Subsidiary has completed an acquisition or divestiture Consolidated EBITDA shall be determined on the basis that (A) such acquisition or divestiture occurred on the first day of such period, (B) any non-recurring expenses associated with such acquisition or divestiture had not been incurred and (C) for the avoidance of doubt, any reductions

Schedule B-2

in expenses expected to be achieved as a result of such acquisition or divestiture will not be taken into account in giving pro forma effect thereto.

“Consolidated Interest Expense” means, for any relevant period, the aggregate of all interest expense deducted in the calculation of Consolidated Net Income for such period determined in accordance with GAAP.

“Consolidated Net Debt” means as of any date of determination, the result of Consolidated Debt for Borrowed Money of the Company and its Subsidiaries less Cash and Cash Equivalents as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means for any relevant period the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared as at such date in accordance with GAAP.

“Debt” means, with respect to any Person, without duplication,

(a)    its liabilities for borrowed money (including, without limitation, its reimbursement obligations under bankers’ acceptances, letters of credit and similar extensions of credit that have been drawn upon and are not subject to any contingency);

(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)    its Capital Lease Obligations;

(d)    its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)    Guaranties by such Person with respect to liabilities of a Person that is not a Subsidiary of such first Person of a type described in any of clauses (a) through (d) hereof.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to the Notes of any Series, that rate of interest that is 2% per annum above the rate of interest then in effect for Notes of such Series.

“Disclosure Documents” is defined in Section 5.3.

Schedule B-3

“Disposition Value” means, at any time, with respect to any property (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“Electronic Distribution Service” means IntraLinks® or a comparable internet document posting and distribution service accessible by the holders of the Notes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Excess Asset Sale Amount” is defined in Section 10.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“Fiscal Quarter” means a fiscal quarter of the Company.

“GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America; provided that, if the Company notifies the Required Holders that the Company wishes to amend any covenant (or the definition of any defined term used therein) to eliminate the effect of any change in such generally accepted accounting principles on the operation of such covenant or definition, then the Company’s compliance with such covenant or the meaning of such definition shall be determined on the basis of such generally accepted accounting principles in effect immediately before the relevant change in

Schedule B-4

generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Holders.

“Governmental Authority” means

(a)    the government of

(i)    the United States of America or any state or other political subdivision thereof, or

(ii)    any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any Subsidiary, or

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)    to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

(b)    to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)    otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling,

Schedule B-5

transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“INHAM Exemption” is defined in Section 6.3(e).

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $5,000,000 of the aggregate principal amount of the Notes then outstanding and (c) any bank, trust company or other financial institution, pension plan, investment company, insurance company, broker or dealer, or other similar financial institution or entity, regardless of legal form.

“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, any purchase option, call or similar right of a third party with respect to such stock).

“Make-Whole Amount” shall have the meaning set forth in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Material Subsidiary” means, at any time, any Subsidiary of the Company which, together with all other Subsidiaries of such Subsidiary, accounts for more than (i) 10% of Consolidated Total Assets at such time or (ii) 10% of consolidated revenue of the Company and its Subsidiaries for the Reference Period most recently ended at such time.

“Memorandum” is defined in Section 5.3.

Schedule B-6

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC Annual Statement” is defined in Section 6.3(a).

“Net Debt to EBITDA Ratio” means the ratio set forth in Section 10.1 hereof.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Paying Agency Agreement” means the Paying Agency and Servicing Agreement, dated as of the date hereof, by and between the Company and the Paying Agent.

“Paying Agent” means Bank of America, N.A., as paying agent and servicer under the Paying Agency Agreement and any successor in such capacity thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.3(a).

“Purchasers” is defined in the introductory paragraph hereof.

“QPAM Exemption” is defined in Section 6.3(d).

“Ratable Portion” means, in respect of any offered prepayment of any Note in accordance with Section 8.7 hereof, an amount equal to the product of (a) the aggregate net proceeds received from any sale, lease or other disposition of assets of the Company or any Subsidiary being applied to the prepayment or retirement of Senior Debt multiplied by (b) a fraction the numerator of which is the outstanding principal amount of such Note at the time of such offered prepayment and the denominator of which is the aggregate principal amount of Senior Debt of the Company and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

Schedule B-7

“Reference Period” means any period of four complete consecutive Fiscal Quarters of the Company.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes of all Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Debt, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” means any series of Notes issued pursuant to this Agreement.

“Series A Notes” means the Notes designated as “Series A” in the chart set forth in Section 1.1, together with any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement, as amended, restated or otherwise modified from time to time.

“Series B Notes” means the Notes designated as “Series B” in the chart set forth in Section 1.1, together with any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement, as amended, restated or otherwise modified from time to time.

“Series C Notes” means the Notes designated as “Series C” in the chart set forth in Section 1.1, together with any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement, as amended, restated or otherwise modified from time to time.

“Series D Notes” means the Notes designated as “Series D” in the chart set forth in Section 1.1, together with any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement, as amended, restated or otherwise modified from time to time.

“Source” is defined in Section 6.3.

“Subordinated Debt” means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under this Agreement or the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons

Schedule B-8

performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Debt” means (without duplication) Debt of Subsidiaries other than (i) Debt owed to the Company or any other Subsidiary and (ii) for a period of 18 months after a Person becomes a Subsidiary, all Debt of such Person outstanding at the time it becomes a Subsidiary provided that such Debt was not incurred in contemplation of such Person becoming a Subsidiary.

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Successor Corporation” is defined in Section 10.5(b)(i).

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Yen Facility Debt” means Debt of International Flavors & Fragrances (Japan) Ltd. (“IFF Japan”), as borrower, and the Debt of other Subsidiaries from time to time, as guarantors, in respect of not more than ¥15,150,000,000 in aggregate principal amount of the Guaranteed Senior Notes (the “IFF Japan Notes”) issued by IFF Japan under those certain separate Note Purchase Agreements, each dated as of November 19, 2001, among IFF Japan, the Company and each of the purchasers of the IFF Japan Notes party thereto, as amended and in effect from time to time, together with any Yen denominated replacements or refinancings by IFF Japan of the IFF Japan Notes in an aggregate principal amount not to exceed ¥15,150,000,000.

Schedule B-9